EXHIBIT 4.4

Amendment No. 2
to
Gilat Satellite Networks Ltd. 2008 Share Incentive Plan
(the “Plan”)
Dated April 7, 2016

The terms of the Plan are hereby revised as follows:

•	In Section 6(a) of the Plan, the first sentence is hereby deleted and replaced by the following wording:

“Subject to the provisions of Section 6(b), the maximum number of Ordinary Shares that may be issued under the Plan is 5,030,000 (five million and thirty thousand) in a fungible pool of Ordinary Shares”.

•	All other terms shall remain unchanged.